EXHIBIT 10.1

EXECUTION VERSION

364-DAY TERM LOAN CREDIT AGREEMENT
among
DELTA AIR LINES, INC.,
as Borrower,
THE LENDERS PARTY HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger and Bookrunner

Dated as of March 17, 2020

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Table of Contents

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INDEX OF APPENDICES
Schedule 2.01  Term Commitment Amounts
Schedule 6.05  Pool Assets

EXHIBIT A  Form of Compliance Certificate
EXHIBIT B  Form of Assignment and Acceptance
EXHIBIT C-1  Form of U.S. Tax Compliance Certificate – Foreign Lenders That Are Not
Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-2  Form of U.S. Tax Compliance Certificate – Foreign Participants That Are
Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-3  Form of U.S. Tax Compliance Certificate – Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-4  Form of U.S. Tax Compliance Certificate – Foreign Lenders That Are
Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT D  [Reserved]
EXHIBIT E  Form of Borrowing Request
EXHIBIT F  Form of Interest Election Request

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364-DAY TERM LOAN CREDIT AGREEMENT
Dated as of March 17, 2020
364-DAY TERM LOAN CREDIT AGREEMENT, dated as of March 17, 2020, among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), each of the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”).
INTRODUCTORY STATEMENT
The Borrower has applied to the Lenders for a 364-day term loan facility in an aggregate principal amount of $2,300,000,000 as set forth herein, consisting of term loans to be funded on the Closing Date (as defined below) in an aggregate principal amount of $1,150,000,000 and delayed draw term loans to be funded on each Delayed Draw Funding Date (as defined below) in an aggregate principal amount of up to $1,150,000,000.
The proceeds of the Term Loans will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries.
Accordingly, the parties hereto hereby agree as follows:
SECTION 1.
DEFINITIONS
SECTION 1.01.  Defined Terms.

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Pool Assets” shall mean (a) Routes and/or Slots of the Borrower or any Subsidiary, (b) Aircraft, airframes, engines, spare engines and Spare Parts of the Borrower or any Subsidiary and (c) other assets of the Borrower or any Subsidiary which shall be reasonably satisfactory to the Administrative Agent, in each case designated by the Borrower as “Additional Pool Assets”, and all of which assets shall be valued by a new Appraisal Report at the time the Borrower designates such assets as Additional Pool Assets.
“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of the Borrower.

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“Agents” shall mean the Administrative Agent and the Arrangers.
“Agreement” shall mean this 364-Day Term Loan Credit Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to the sum of the aggregate then unpaid principal amount of such Lender’s Term Loans then outstanding plus unused Delayed Draw Term Loan Commitments plus unused Incremental Commitments.
“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Aircraft” shall mean, collectively, airframes and aircraft engines now owned or hereafter acquired by the Borrower or a Subsidiary, together with all appliances, equipment, instruments, and accessories (including radio and radar, but excluding passenger convenience equipment) from time to time belonging to, installed in, or appurtenant to such airframes and aircraft engines; provided, however, the term “Aircraft” shall not include airframes and engines leased by the Borrower.
“Aircraft Protocol” shall mean the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto (and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Aircraft Protocol with respect to that country, the Aircraft Protocol as in effect in such country, unless otherwise indicated).
“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the sum of the one (1) month LIBO Rate in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the one (1) month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the one (1) month LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.09 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Appliance” shall mean an instrument, equipment, apparatus, a part, an appurtenance, or an accessory used, capable of being used, or intended to be used, in operating or controlling aircraft in flight, including a parachute, communication equipment, and another mechanism installed in or attached to aircraft during flight, and not a part of an aircraft, engine, or propeller (and shall include without limitation “appliances” as defined in 49 U.S.C. § 40102(a)(11)).

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“Applicable Appraisal Discount Rate” shall mean, on the date of any valuation of Routes done in connection with an Appraisal Report, 9.0%.
“Applicable Margin” shall mean the rate per annum determined pursuant to the Applicable Pricing Grid.
“Applicable Pricing Grid” shall mean the table set forth below:

Level	Moody’s/S&P/Fitch Ratings	Applicable Margin for Eurodollar Term Loans	Applicable Margin for ABR Term Loans
I	Baa3/BBB-/BBB- or better	2.00%	1.00%
II	Ba1/BB+/BB+ or worse	2.25%	1.25%

For the purposes of the foregoing, (a) if the Borrower shall not maintain a public Rating from at least two (2) Rating Agencies, the Rating shall be deemed to be Level II, (b) if the Borrower shall maintain a public Rating from only two (2) Rating Agencies and they are at different Levels, then Level I shall apply, (c) if the Borrower shall maintain a public Rating from all three (3) Rating Agencies, (i) if two (2) Ratings are Level I and the third Rating is Level II, Level I shall apply and (ii) if two (2) Ratings are Level II and the third Rating is Level I, Level II shall apply; provided that if the Ratings established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Appraisal Delivery Date” shall mean the date that is 14 days following the Closing Date (or such later date as reasonably agreed to by the Administrative Agent).
“Appraisal Report” shall mean (a) the Initial Appraisal Report and (b) any other appraisal prepared by an Appraiser, in form and substance reasonably satisfactory to the Administrative Agent, which certifies, at the time of determination, the Appraised Value of the Appraised Pool Assets described therein.
“Appraised Pool Assets” shall mean Pool Assets included in an Appraisal Report.
         “Appraised Value” shall mean, as of any date of determination, (a) in the case of Appraised Pool Assets, the fair market value thereof as reflected in the most recent Appraisal Report obtained in respect of such Pool Assets in accordance with this Agreement (in the case of any Routes, utilizing the Applicable Appraisal Discount Rate) (provided that, prior to the date that the Initial Appraisal Report is delivered to the Administrative Agent in accordance with Section 5.10, the Appraised Value of the Pool Assets shall be deemed to be $2,875,000,000) and (b) in the case of Investment Property (if any), (i) to the extent listed on a national security exchange, the market value thereof and (ii) otherwise, the book value thereof as reflected in the most recent Officer’s Certificate delivered pursuant to Section 5.01(f).

“Appraisers” shall mean, (a) Morten Beyer & Agnew, (b) BK Associates, Inc. and (c) such other appraisal firm or firms as may be retained by the Administrative Agent and the Borrower from time to time.

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“ARB Indebtedness” shall mean, with respect to the Borrower or any of its Subsidiaries, without duplication, all Indebtedness or obligations of the Borrower or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.
“Arranger” shall mean JPMCB, in its capacity as sole lead arranger and bookrunner with respect to the Term Loan Facility.
“Asset Coverage Ratio” shall have the meaning given to such term in Section 6.03.
“Asset Coverage Ratio Cure Period” shall have the meaning given to such term in Section 6.03.
“Asset Coverage Test” shall have the meaning given to such term in Section 6.03.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit B.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which

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Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrowing” shall mean the incurrence, conversion or continuation of Term Loans of a single Type made from all the Lenders on a single date and having, in the case of Eurodollar Term Loans, a single Interest Period.
“Borrowing Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for a Borrowing in accordance with Section 2.03 and in substantially the form of Exhibit E.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed; provided, however, that when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.
“Cape Town Convention” shall mean the official English language text of the Convention on International Interests in Mobile Equipment, adopted on November 16, 2001 at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto (and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Cape Town Convention with respect to that country, the Cape Town Convention as in effect in such country, unless otherwise indicated).
“Cape Town Treaty” shall mean, collectively, (a) the Cape Town Convention, (b) the Aircraft Protocol, and from and after the effective date of the Cape Town Treaty in the relevant country, shall mean when referring to the Cape Town Treaty with respect to that country, the Cape Town Treaty as in effect in such country, unless otherwise indicated, and (c) all rules and regulations (including but not limited to the Regulations and Procedures for the International Registry) adopted pursuant thereto and, in the case of each of the foregoing described in clauses (a) through (c), all amendments, supplements and revisions thereto.
“Capital Asset Sale” shall have the meaning given to such term in the definition of “EBITDAR” in this Section 1.01.
“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law (including pursuant to any treaty or, for purposes of Section 5.10, any other agreement governing the right to fly international routes), rule or regulation or in the interpretation or application thereof by any Governmental Authority, Airport Authority or Foreign Aviation Authority after the date of this Agreement applicable to the Borrower or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, requirements, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, requirements,

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guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, implemented or issued.
“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the effectiveness of this Agreement and the making of the Closing Date Term Loans set forth in Section 4.01 have been satisfied or waived.
“Closing Date Term Loans” shall have the meaning given to such term in Section 2.01(a).
“Closing Date Term Loan Commitment” shall mean the commitment of each Lender to make Term Loans on the Closing Date hereunder in an aggregate principal amount not to exceed the amount set forth under the heading “Closing Date Term Loan Commitment” opposite its name in Schedule 2.01 hereto. The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $1,150,000,000.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or net loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that: (a) all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Capital Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded therefrom; (b) the net income (but not net loss) of any Person that is not the specified Person or a Subsidiary or that is accounted for by the equity method of accounting will be included therein only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Subsidiary of the Person; (c) the net income (but not net loss) of any Subsidiary will be excluded therefrom to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; (d) the cumulative effect of a change in accounting principles will be excluded therefrom; and (e) the effect of non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to FASB ASC No. 815 will be excluded therefrom.
“Default” shall mean any event that, unless cured or waived, with the passage of time or the giving of notice or both, would be an Event of Default.
“Defaulting Lender” shall mean, at any time, any Lender that (a) has failed, within one (1) Business Day of the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Term Loans, or (y) any other amount required to be paid by it hereunder to the Administrative Agent, unless, in the case of clause (x) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) generally

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under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, any other Lender or the Borrower, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Delayed Draw Term Loans under this Agreement, which request shall only have been made after the conditions precedent to borrowings have been met, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such other Lender’s or the Borrower’s, as applicable, receipt of such confirmation in form and substance satisfactory to it and the Administrative Agent and (d) has become, or has had its Parent Company become, the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.
“Delayed Draw Commitment Fee” shall have the meaning given to such term in Section 2.19(b).
“Delayed Draw Commitment Period” shall mean the period from the Closing Date to and including the Delayed Draw Commitment Termination Date.
“Delayed Draw Commitment Termination Date” shall mean the earliest to occur of (i) the Delayed Draw Scheduled Commitment Termination Date, (ii) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to 2.13(a) and (iii) the date of the acceleration of the Term Loans in accordance with the terms hereof.
“Delayed Draw Funding Date” shall mean up to four dates during the Delayed Draw Commitment Period on which Delayed Draw Term Loans are made.
“Delayed Draw Scheduled Commitment Termination Date” means, September 17, 2020.
“Delayed Draw Term Loan” shall have the meaning given to such term in Section 2.01(a)(ii).
“Delayed Draw Term Loan Commitment” shall mean the commitment of each Lender to make Delayed Draw Term Loans on each Delayed Draw Funding Date hereunder in an aggregate principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Loan Commitment” opposite its name in Schedule 2.01 hereto. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $1,150,000,000.
“Dollars” and “$” shall mean lawful money of the United States of America.
“DOT” shall mean the United States Department of Transportation and any successor thereto.
“EBITDAR” shall mean, for any period, all as determined in accordance with GAAP, without duplication, an amount equal to (a) the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (b) the sum of (i) any provision for income taxes for such period, (ii) Interest Expense for such period, (iii) extraordinary, non-recurring or unusual losses for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any employee of the Borrower or its Subsidiaries of any Equity Interests during such period, (vii) aircraft rent expense for such

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period, (viii) any aggregate net loss during such period arising from a Capital Asset Sale (as defined below), (ix) all other non-cash charges for such period, (x) any losses arising under fuel hedging arrangements during such period, (xi) costs and expenses, including fees, incurred directly during such period in connection with the consummation of the transactions contemplated under the Loan Documents, and (xii) expenses or losses with respect to business interruption covered by insurance, in each case to the extent actually reimbursed, in the case of each of subclauses (i) through (xii) of this clause (b), to the extent deducted in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP, minus (c) the sum of (i) income tax credits for such period, (ii) interest income for such period, (iii) extraordinary, non-recurring or unusual gains for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by the Borrower or its Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) (a “Capital Asset Sale”), (v) any gains arising under fuel hedging arrangements during such period, and (vi) any other non-cash gains that have been added in determining consolidated net income during such period, in the case of each of subclauses (i) through (vi) of this clause (c), to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP. For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Borrower and its Subsidiaries for any period: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or any of its Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent any such income has actually been received by the Borrower or such Subsidiary, as applicable, in the form of cash dividends or distributions; (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any of its Subsidiaries; (7) in the case of a successor to the Borrower by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; (8) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition of such Subsidiary over the cost to the Borrower or any of its Subsidiaries of the investment in such Subsidiary; and (9) any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Affiliate Assignee” shall mean with respect to any Lender, an Affiliate thereof that is: (i) a commercial bank or financial institution organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a commercial bank or financial institution organized under the laws of France, Germany, Spain, the Netherlands or the United Kingdom,

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or under the Laws of a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided that such bank or institution is acting through a branch or agency located in such country or the United States; or (iii) a commercial bank or financial institution organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or under the laws of a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided that such bank or institution is acting through a branch or agency located in the United States.
“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender and (d) any other financial institution reasonably satisfactory to the Administrative Agent; provided that “Eligible Assignee” shall not include any natural person, the Borrower or any Affiliate of the Borrower.
“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding requirements or agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release into the environment or threatened Release into the environment of, or human exposure to, any pollutants, contaminants or any toxic, radioactive or otherwise hazardous materials.
“Environmental Liability” shall mean any liability, contingent or otherwise, (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether direct or indirect), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as (i) a single employer under Section 414(b) or (c) of the Code, or (ii) solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code, or that is under common control with the Borrower within the meaning of Section 4001 of ERISA.
“Escrow Accounts” shall mean (1) accounts of the Borrower or any Subsidiary, solely to the extent any such accounts hold funds set aside by the Borrower or any Subsidiary (plus accrued interest thereon) to manage the collection and payment of amounts collected, withheld or incurred by the

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Borrower or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for, or otherwise segregated for the benefit of, an identified beneficiary; in each case, held in escrow accounts, agent accounts, trust funds or other segregated accounts; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
“Eurodollar Tranche” shall mean the collective reference to Eurodollar Term Loans under a particular facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).
“Event of Default” shall have the meaning given to such term in Section 7.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder or under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income however denominated by the United States of America or any political subdivision thereof or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any political subdivision thereof, (b) any Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than a connection arising solely from such recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document), (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located, (d) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (e) in the case of a Lender, any withholding tax that is attributable to such Lender’s failure to comply with Section 2.16(f) or 2.16(g) and (f) any withholding tax that is imposed by reason of FATCA.

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“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.
“FAA Slot” shall mean all “slots” as defined in 14 CFR § 93.213(a)(2), as that section may be amended or re-codified from time to time, or, in the case of slots at New York LaGuardia Airport, as defined in the Final Order, Operating Limitations at New York LaGuardia Airport, 71 Fed. Reg. 77,854 (December 27, 2006), as such order may be amended or re-codified from time to time, and in any subsequent order issued by the FAA related to New York LaGuardia Airport, as such order may be amended or re-codified from time to time, or, in the case of slots at John F. Kennedy International Airport, as defined in the Operating Limitations at John F. Kennedy International Airport, Order Limiting Scheduled Operations at John F. Kennedy International Airport, 73 Fed. Reg. 3510 (January 18, 2008), as such order may be amended or re-codified from time to time, and in any subsequent order issued by the FAA related to John F. Kennedy International Airport, as such order may be amended or re-codified from time to time, in each case of the Borrower and, if applicable, any Subsidiary of the Borrower, now held or hereafter acquired (other than “slots” which have been permanently allocated to another air carrier and in which the Borrower and, if applicable, any Subsidiary of the Borrower holds temporary use rights).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are substantively similar thereto, any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, and any intergovernmental agreements with the United States with respect thereto and any laws or regulations implementing such intergovernmental agreement.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fees” shall collectively mean the Delayed Draw Commitment Fee, the Upfront Fees and other fees referred to in Section 2.19.
“Fifth-Freedom Rights” shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country, including any such right pursuant to a bilateral treaty between the United States and a foreign country.
“Fitch” shall mean Fitch Ratings Inc. (or any successor thereto).
“Finance Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a finance or capital lease (and not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a finance or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Fixed Charge Coverage Ratio” shall mean, at any date for which such ratio is to be determined, the ratio of EBITDAR for the Rolling Twelve Month period ended on such date to the sum of the following for such period: (a) Interest Expense, plus (b) the aggregate cash aircraft rental expense of the Borrower and its Subsidiaries on a consolidated basis for such period payable in cash in respect of any aircraft leases (other than Finance Lease Obligations), all as determined in accordance with GAAP.

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“Foreign Aviation Authorities” shall mean any foreign governmental, quasi-governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the authorization (a) to serve any foreign point on each of the Routes and/or to conduct operations related to the Routes and Supporting Route Facilities and/or (b) to hold and operate any Foreign Slots.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Slot” shall mean all of the rights and operational authority, now held or hereafter acquired, of the Borrower to conduct one (1) landing or takeoff operation during a specific hour or other period at each non-United States airport served in conjunction with the Borrower’s operations over a Route, other than “slots” which have been permanently allocated to another air carrier and in which the Borrower holds temporary use rights.
“GAAP” shall mean generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, in each case applied in accordance with Section 1.03.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposits or (ii) customary contractual indemnities in commercial agreements, in each case in the ordinary course of business and consistent with past practice. The amount of any obligation relating to a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum reasonably anticipated liability for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by the guarantor in good faith.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, and radon gas, and all other

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substances that are regulated as hazardous pursuant to, or, due to their hazardous qualities, could reasonably be expected to give rise to liability under any Environmental Law.
“Hedging Obligations” shall mean, with respect to any Person, all obligations and liabilities of such Person under (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other swap or derivative agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other swap or derivative agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices.
“Impacted Interest Period” shall have the meaning given to such term in the definition of “LIBO Rate”.
“Increase Effective Date” shall have the meaning given to such term in Section 2.23(a).
“Increase Joinder” shall have the meaning given to such term in Section 2.23(c).
“Incremental Amount” shall mean, at any time, the excess, if any, of (i) $1,700,000,000 over (ii) the aggregate amount of all Incremental Commitments established under the Term Loan Facility prior to such time in accordance with Section 2.23.
“Incremental Commitments” shall have the meaning given to such term in Section 2.23(a).
“Incremental Lender” shall have the meaning given to such term in Section 2.23(a).
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including in connection with deposits or advances), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) Finance Lease Obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean Taxes (other than Excluded Taxes) imposed on or with respect to any payments made by the Borrower under this Agreement or any other Loan Document.
“Indemnitee” shall have the meaning given to such term in Section 10.04(b).
“Initial Appraisal Report” shall mean the initial appraisal report delivered in respect of the Pool Assets in accordance with Section 5.10.

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“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05 and in substantially the form of Exhibit F.
“Interest Expense” shall mean, for any period, the gross cash interest expense (including the interest component of Finance Lease Obligations), of the Borrower and its Subsidiaries on a consolidated basis for such period, all as determined in accordance with GAAP.
“Interest Payment Date” shall mean (a) as to any Eurodollar Term Loan having an Interest Period of one (1), two (2) or three (3) months, the last day of such Interest Period, (b) as to any Eurodollar Term Loan having an Interest Period of more than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Term Loans, the last Business Day of each March, June, September and December.
“Interest Period” shall mean, as to any Borrowing of Eurodollar Term Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Term Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months (or, if available to all applicable Lenders, twelve (12) months) thereafter, as the Borrower may elect in the related notice delivered pursuant to Section 2.03 or 2.05; provided that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the applicable Termination Date.
“International Interest” shall mean an “international interest” as defined in the Cape Town Convention.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment Property” shall have the meaning given to such term in the UCC.
“JFK” shall mean New York’s John F. Kennedy (JFK) International Airport.
“JPMCB” shall have the meaning set forth in the first paragraph of this Agreement.
“Lenders” shall have the meaning set forth in the first paragraph of this Agreement. For the avoidance of doubt, references herein to Lenders shall include Incremental Lenders, if any.
“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

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“LIBO Screen Rate” shall mean, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Lien” shall mean (a) any mortgage, deed of trust, pledge, deed to secure debt, hypothecation, security interest, International Interest, Prospective International Interest, easement (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-ways, reservations, encroachments, zoning and other land use restrictions, claim or any other title defect, lease, encumbrance, restriction, lien or charge of any kind whatsoever and (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any Finance Lease Obligations having substantially the same economic effect as any of the foregoing, but in any event not in respect of any Non-Finance Lease Obligations).
“Loan Documents” shall mean this Agreement, each Short Form Mortgage and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower to the Administrative Agent or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.
“Material Adverse Change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, or (c) the ability of the Borrower to pay the obligations under the Loan Documents.
“Material Indebtedness” shall mean Indebtedness (other than the Term Loans) of the Borrower in an aggregate principal amount exceeding $200,000,000.
“Material Subsidiary” means, at any time, any Subsidiary of the Borrower having at such time (i) total assets, as of the last day of the most recently ended fiscal quarter for which the Borrower’s annual or quarterly financial statements have been most recently required to have been delivered pursuant to Section 5.01, having a net book value greater than or equal to 10% of the total assets of the Borrower and all of its Subsidiaries on a consolidated basis (as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01 or, if available earlier and delivered to the Administrative Agent, the balance sheet that is internally available for the then most recently ended fiscal quarter or fiscal year, as applicable), (ii) total revenue, as of the last day of the most recently ended fiscal quarter for which the Borrower’s annual or quarterly financial statements have been most recently required to have been delivered pursuant to Section 5.01, greater than or equal to 10% of the total revenue of the Borrower and all of its Subsidiaries on a consolidated basis (as shown on the most recent income statement of the Borrower delivered pursuant to Section 5.01 or, if available earlier and delivered to the Administrative Agent, the income statement that is internally available for the then most recently ended fiscal quarter or fiscal year, as applicable) or (iii) any Pool Assets.

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“Moody’s” shall mean Moody’s Investors Service, Inc. (or any successor thereto).
“Mortgage Related Amendments” shall have the meaning given to such term in Section 5.10(b).
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Multiple Employer Plan” shall mean a Single Employer Plan, which is maintained for employees of the Borrower or an ERISA Affiliate and at least one (1) person (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates and in respect of which the Borrower or an ERISA Affiliate could have liability, contingent or otherwise, under ERISA.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-Finance Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a finance or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. An operating lease shall be considered a Non-Finance Lease Obligation.
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” shall mean the unpaid principal of and interest on (including interest, reasonable fees and reasonable out-of-pocket costs accruing after the maturity of the Term Loans and interest, reasonable fees and reasonable out-of-pocket costs accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or costs is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, reasonable out-of-pocket costs, reasonable and documented out-of-pocket expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

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“Officer’s Certificate” shall mean a certificate executed by a Responsible Officer of the Borrower in his/her capacity as such.
“Other Taxes” shall mean any and all present or future stamp, mortgage, intangible, documentary, recording or filing taxes or any other similar taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment.
“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning given to such term in Section 10.02(d).
“Participant Register” shall have the meaning given to such term in Section 10.02(d).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.
“Payroll Accounts” shall mean depository accounts used only for payroll.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.
“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.
“Plan Asset Regulations” means of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pool Assets” shall mean, on any date of determination (a) the Aircraft specified on Schedule 6.05 hereto and (b) any Additional Pool Assets designated by the Borrower at its discretion pursuant to the terms of this Agreement. The Pool Assets on the Closing Date are set forth on Schedule 6.05 hereto. Schedule 6.05 may be updated from time to time in the Borrower’s sole discretion to replace or exchange any Aircraft and/or to add Additional Pool Assets as contemplated by Section 10.08(f).

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“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Prospective International Interest” shall have the meaning given in the Cape Town Convention.
“Protocol” shall mean the Protocol referred to in the defined term “Cape Town Convention.”
“Rating Agency” shall mean any of S&P, Moody’s and Fitch.
“Ratings” shall mean as of any date of determination, the corporate credit rating as determined by S&P, the corporate family rating as determined by Moody’s or the corporate credit rating as determined by Fitch, as applicable, of the Borrower.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder or under any Loan Document, as applicable.
“Refinanced Term Loans” shall have the meaning given to such term in Section 10.08(e).
“Refinancing Amendment” shall have the meaning given to such term in Section 10.08(e).
“Refinancing Debt” shall mean Indebtedness (or commitments in respect thereof) incurred to refinance (whether concurrently or after any repayment or prepayment of any such Indebtedness being refinanced) (a) the Term Loans or (b) Indebtedness (or commitments in respect thereof) incurred pursuant to the preceding clause (a), in each case, from time to time, in whole or part, in the form of (i) one or more new term facilities (each, a “Refinancing Term Facility”) made available under this Agreement with the consent (which consent shall not be unreasonably withheld or delayed) of the Borrower and the Administrative Agent (to the extent such consent would be required under Section 10.02(b) for an assignment of Term Loans to the applicable lender) and the lenders providing such financing (and no other lenders) or (ii) one or more series of term facilities outside of this Agreement; provided that (A) any Refinancing Debt shall not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than, the Term Loans (or any refinancing thereof incurred pursuant to the preceding clause (b)) being refinanced, (B) the other terms and conditions of such Refinancing Debt (excluding pricing, premium, maturity, scheduled amortization and optional prepayment or redemption provisions) shall be customary market terms for indebtedness of such type, (C) after giving pro forma effect to the incurrence of Refinancing Debt and the application of the net proceeds therefrom, the Borrower shall be in pro forma compliance with Section 6.03 and Section 6.04, (D) there shall be no additional direct or contingent obligors with respect to such Refinancing Debt, (E) the aggregate principal amount of such Refinancing Debt shall not exceed the aggregate principal amount of the Indebtedness being refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (F) no Lender shall be obligated to provide any such Refinancing Debt and (G) such Indebtedness shall rank pari passu in right of payment with the Obligations and shall be unsecured.

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“Refinancing Term Facility” shall have the meaning given to such term in the definition of “Refinancing Debt”.
“Register” shall have the meaning given to such term in Section 10.02(b)(iv).
“Regulations and Procedures for the International Registry” shall mean the official English language text of the International Registry Procedures and Regulations issued by the Supervisory Authority (as defined in the Cape Town Convention) pursuant to the Aircraft Protocol.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents, advisors, trustees, managers and representatives of such Person and such Person’s Affiliates.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Replacement Term Loan” shall have the meaning given to such term in Section 10.08(e).
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate principal amount of all Term Loans and Delayed Draw Term Loan Commitments outstanding.
“Resignation Effective Date” shall have the meaning given to such term in Section 8.05.
“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president, controller, chief accounting officer, secretary or assistant secretary of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer, controller or chief accounting officer of the Borrower.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Rolling Twelve Months” shall mean, with respect to any date of determination, the month most recently ended and the eleven (11) immediately preceding months for which, in each case, financial statements are available considered as a single period.
“Routes” shall mean the routes for which the Borrower holds or hereafter acquires the requisite authority to operate foreign air transportation pursuant to Title 49 including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and “behind/beyond rights”, whether or not utilized by the Borrower.
“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).
“Sanctions” shall have the meaning given to such term in Section 3.11(a).
“SEC” shall mean the United States Securities and Exchange Commission.
“Short Form Mortgage” shall have the meaning given to such term in Section 4.01(j).
“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for current or former employees of the Borrower or an ERISA Affiliate

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and in respect of which the Borrower or any ERISA Affiliate could reasonably be expected to have liability under Title IV of ERISA.
“Slot” shall mean each FAA Slot and each Foreign Slot.
“Spare Part” shall mean (a) an accessory, appurtenance, or part of (i) an Aircraft (except an engine or propeller), (ii) an engine (except a propeller), (iii) a propeller or (iv) an Appliance, in each case that is to be installed at a later time in an aircraft, engine, propeller or Appliance and shall include, without limitation, “spare parts” as defined in 49 U.S.C. § 40102(a)(43), (b) an Appliance or (c) a propeller.
“Specified Person” shall have the meaning given to such term in Section 3.11(a).
“Stated Maturity Date” shall mean March 16, 2021.
“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors (or equivalent governing body) is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Successor Company” shall have the meaning given to such term in Section 6.02(a)(ii).
“Supporting Route Facilities” shall mean gates, ticket counters and other facilities assigned, allocated, leased, or made available to the Borrower at non-U.S. airports used in the operation of scheduled service over a Route.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” shall have the meaning given to such term in Section 2.01(a); provided, for the avoidance of doubt, that for all purposes of this Agreement and the other Loan Documents, the term “Term Loans” shall include any Term Loan made pursuant to an Incremental Commitment.

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“Term Loan Facility” shall mean the Closing Date Term Loan Commitments, the Closing Date Term Loans, the Delayed Draw Term Loan Commitments and any Delayed Draw Term Loans made hereunder.
“Term Loan Maturity Date” shall mean, with respect to (a) Term Loans made hereunder, the Stated Maturity Date and (b) with respect to any Refinancing Term Facility, the final maturity date therefor as specified in the applicable Refinancing Amendment.
“Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the acceleration of the Term Loans in accordance with the terms hereof.
“Termination Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived) as in effect on the Closing Date (no matter how such notice requirement may be changed in the future), (b) an event described in Section 4068 of ERISA, (c) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, (d) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (e) the imposition of Withdrawal Liability or receipt of notice from a Multiemployer Plan that such liability may be imposed, (f) a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, (g) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (h) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, (i) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA) applicable to such Plan, whether or not waived, (j) any failure by any Plan to satisfy the special funding rules for plans maintained by commercial airlines contained in Section 402 of the Pension Protection Act of 2006, (k) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or (l) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course).
“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.
“Transactions” shall mean the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the borrowing of the Term Loans.
“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.
“United States Citizen” shall have the meaning given to such term in Section 3.02.
“Upfront Fees” shall have the meaning given to such term in Section 2.19(c).

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“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.S. Tax Compliance Certificate” shall have the meaning given to such term in Section 2.16(g)(1)(ii)(3).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” shall have the meaning given to such term under Part I of Subtitle E of Title IV of ERISA and shall include liability that results from either a complete or partial withdrawal.
“Withholding Agent” shall mean the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts

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and contract rights and (g) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower, the actual knowledge of any Responsible Officer.

Section 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

Section 1.04. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor, provided that the foregoing shall not apply to any liability arising out of the bad faith, willful misconduct or negligence of the Administrative Agent.
Section 2.
AMOUNT AND TERMS OF CREDIT

Section 2.01. Term Loans.
(a) Closing Date Term Loan Commitments. (i) Each Lender severally, and not jointly with the other Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each, a “Closing Date Term Loan” and collectively, the “Closing Date Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed the Closing Date Term Loan Commitment of such Lender, which Closing Date Term Loans shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(a)(i) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Closing Date Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Lender of the Closing Date Term Loans to be made by it on such date.
(ii) Delayed Draw Term Loan Commitments. During the Delayed Draw Commitment Period, each Lender severally, and not jointly with the other Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make term loans denominated in Dollars in up to four separate draws (each, a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans” and together with the Closing Date Term Loans, the “Term Loans”) to the Borrower on each Delayed Draw Funding Date, in an aggregate principal amount not to exceed the Delayed Draw Term Loan Commitment of such Lender, which Delayed Draw Term Loans shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(a)(ii) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Delayed Draw Term Loan Commitment shall be reduced immediately and without further action on the applicable Delayed Draw Funding Date in an

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amount equal to and after giving effect to the funding by such Lender of the applicable Delayed Draw Term Loans to be made by it on such date. Each Lender’s Delayed Draw Term Loan Commitment shall be terminated immediately and without further action at 5:00 p.m., New York City time, on the Delayed Draw Commitment Termination Date. The Delayed Draw Term Loans (if and when funded) shall have the same terms and conditions as the Closing Date Term Loans for all purposes (it being understood, for the avoidance of doubt, that interest shall accrue on the Delayed Draw Term Loans from the date of funding thereof).
(iii) Each Borrowing of a Delayed Draw Term Loans shall be made from the applicable Lenders pro rata in accordance with their respective Delayed Draw Term Loan Commitments; provided, however, that the failure of any Lender to make any Delayed Draw Term Loan shall not in itself relieve the other Lenders of their obligations to lend.
(b) Type of Borrowing. Each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.
(c) Amount of Borrowing. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one (1) Type may be outstanding at the same time.
(d) Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of a Term Loan if the Interest Period requested with respect thereto would end after the applicable Term Loan Maturity Date.

Section 2.02. [Reserved].

Section 2.03. Requests for Borrowings. To request Term Loans on the Closing Date or on any Delayed Draw Funding Date, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, two (2) Business Days prior to the Closing Date or three (3) Business Days prior to the applicable Delayed Draw Funding Date, as applicable, and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Closing Date or the applicable Delayed Draw Funding Date, as applicable. Each such telephonic borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01(a):
(i) the aggregate amount of the requested Borrowing (which shall comply with Section 2.01(c));
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

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(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings. (a) Each Lender shall make each applicable Term Loan to be made by it hereunder on the Closing Date and any applicable Delayed Draw Funding Date by wire transfer of immediately available funds by 12:00 noon, New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent will make the applicable Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

Section 2.05. Interest Elections. (a) The Borrower may elect from time to time to (i) convert ABR Term Loans to Eurodollar Term Loans, (ii) convert Eurodollar Term Loans to ABR Term Loans, provided that any such conversion of Eurodollar Term Loans may only be made on the last day of an Interest Period with respect thereto or (iii) continue any Eurodollar Term Loan as such upon the expiration of the then current Interest Period with respect thereto.
(b) To make an Interest Election Request pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a conversion of ABR Term Loans to Eurodollar Term Loans under Section 2.05(a)(i), not later than 2:00 p.m., New York City time, three (3) Business Days (or, with respect to the initial Borrowing of Closing Date Term Loans, two (2) Business Days) prior to the date of the requested conversion, (ii) in the case of a continuation of Eurodollar Term Loans under Section 2.05(a)(iii), not later than 2:00 p.m., New York City time, three (3) Business Days prior to the expiration of the then current Interest Period with respect thereto and (iii) in the case of a conversion of Eurodollar Term Loans to ABR Term Loans under Section 2.05(a)(ii), not later than 11:00 a.m., New York City time, on the expiration date of the then current Interest Period with respect thereto. Each such telephonic Interest Election Request shall be irrevocable and shall be

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confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06. Limitation on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Term Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Term Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.

Section 2.07. Interest on Term Loans.
(a) Subject to the provisions of Section 2.08, each ABR Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days or, when the Alternate Base Rate is based on the Prime Rate, a year with three hundred sixty-five (365) days or three hundred sixty-six (366) days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

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(b) Subject to the provisions of Section 2.08, each Eurodollar Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.
(c) Accrued interest on all Term Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date with respect to such Term Loans and thereafter on written demand and (with respect to Eurodollar Term Loans) upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Eurodollar Term Loan to an ABR Term Loan, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

Section 2.08. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Term Loan or in the payment of any fee becoming due hereunder, whether at stated maturity, by acceleration or otherwise, the Borrower shall on written demand of the Administrative Agent (which written demand shall be given at the request of the Required Lenders) from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days or, when the Alternate Base Rate is applicable and is based on the Prime Rate, a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days in a leap year) equal to (a) with respect to the principal amount of any Term Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) with respect to interest and fees, the rate applicable for ABR Term Loans plus 2.0%.

Section 2.09. Alternate Rate of Interest.
(a) In the event, and on each occasion, that on the date that is two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Term Loan, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis), the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders and, until the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Borrowing of Eurodollar Term Loans hereunder (including pursuant to a refinancing with Eurodollar Term Loans and including any request to continue, or to convert to, Eurodollar Term Loans) shall be deemed a request for a Borrowing of ABR Term Loans.
(b) Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in this Section 2.09 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in this Section 2.09 have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.08, such amendment shall become effective without any further action or consent of any Lender so long as the Administrative

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Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.09(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), any request by the Borrower for a Borrowing of Eurodollar Term Loans hereunder (including pursuant to a refinancing with Eurodollar Term Loans and including any request to continue, or to convert to, Eurodollar Term Loans) shall be deemed a request for a Borrowing of ABR Term Loans.

Section 2.10. Repayment of Term Loans; Evidence of Debt.
(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Lender the then unpaid principal amount of each Term Loan then outstanding on the Termination Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Optional Termination or Reduction of Delayed Draw Commitments.
(a) Upon at least one (1) Business Day’s prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the unused Delayed Draw Term Loan Commitments; provided that each such notice shall be revocable to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed. Each such reduction of the unused Delayed Draw Term Loan Commitments shall be in the principal amount not less

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than $5,000,000 and in an integral multiple of $1,000,000. Any reduction of the Delayed Draw Term Loan Commitment pursuant to this Section 2.11 shall be applied on a pro rata basis.

Section 2.12. Mandatory Prepayment of Term Loans.
(a) The Borrower shall prepay the Term Loans in an amount necessary to comply with Section 6.03, in each case as directed by the Borrower.
(b) All prepayments under this Section 2.12 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus Fees and any losses, costs and expenses, as more fully described in Sections 2.15 and 2.19 hereof.

Section 2.13. Optional Prepayment of Term Loans.
(a) The Borrower shall have the right, at any time and from time to time, to prepay any Term Loans, in whole or in part, (i) with respect to Eurodollar Term Loans, upon (A) telephonic notice followed promptly by written or facsimile notice or (B) written or facsimile notice received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Term Loans, upon written or facsimile notice received by 1:00 p.m., New York City time, one (1) Business Day prior to the proposed date of prepayment; provided that ABR Term Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000, (B) no prepayment of Eurodollar Term Loans shall be permitted pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of a Borrowing of Eurodollar Term Loans shall result in the aggregate principal amount of the Eurodollar Term Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000.
(b) All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.15 and 2.19 hereof.
(c) Each notice of prepayment shall specify the prepayment date, the principal amount of the Term Loans to be prepaid and, in the case of Eurodollar Term Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Term Loan by the amount and on the date stated therein; provided that the Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Term Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

Section 2.14. Increased Costs. (a) If any Change in Law shall:
(i) subject any Lender to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.14(c)); or
(iii) impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Term Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of converting any ABR Term Loan to a Eurodollar Term Loan or making, maintaining or continuing any Eurodollar Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b) If any Lender reasonably determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts, in each case as documented by such Lender to the Borrower as will compensate such Lender or such Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.16, this Section 2.14(b) shall not apply to Taxes.
(c) The Borrower shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Term Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurodollar Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for

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any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
(f) Any determination by a Lender of amounts owed pursuant to this Section 2.14 to such Lender due to any Change in Law, pursuant to the proviso in the definition thereof shall be made in good faith in a manner generally consistent with such Lender’s standard practice.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Term Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Term Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the applicable rate of interest for such Term Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

Section 2.16. Taxes. (a) Any and all payments by or on account of any Obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Tax or Other Taxes are required to be withheld from any amounts payable to a Recipient, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition (and without duplication of any payments with respect to Other Taxes pursuant to Section 2.16(a)), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

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(c) The Borrower shall indemnify each Recipient within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of such Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. After a Recipient learns of the imposition of Indemnified Taxes or Other Taxes, such party will act in good faith to notify the Borrower promptly of its obligations thereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.02(d) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will (i) enable the Borrower to determine whether such Lender is subject to backup withholding or information reporting requirements, and (ii) permit such payments to be made without withholding or at a reduced rate; provided that a Foreign Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Foreign Lender is not legally able to deliver.
(g) (1) Without limiting the generality of Section 2.16(f),
         (i) any Lender that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent (and the Borrower at its request) on or prior to the date on which such Lender becomes a party under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon the reasonable request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

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         (ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent (in such number of copies as shall be requested by the recipient) (and the Borrower at its request) on or prior to the date on which such Foreign Lender becomes a party under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable;
(2) executed copies of Internal Revenue Service Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit C-1 to the effect that (i) such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable;
(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating bank granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or C-3 (as applicable), Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating bank) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such beneficial owner; or
(5) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
If the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Administrative Agent shall deliver to the Borrower, on or prior to the date on which it becomes the Administrative Agent (and from time to time thereafter when the previously delivered forms expire, or upon the reasonable request of the Borrower), such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.
The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or

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certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(2) If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) if, and then only to the extent, the payment of such amount would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.17. Payments Generally; Pro Rata Treatment.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, or fees or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, pursuant to wire instructions to be provided by the Administrative Agent, except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the

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date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the applicable currency.
(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to the Administrative Agent, (ii) second, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to the Arrangers and the Lenders and towards payment of interest then due on account of the Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of principal of the Term Loans then due hereunder ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a), 8.04 or 10.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(e) Pro Rata Treatment. (i) Each payment by the Borrower of interest in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(ii) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders (except that any prepayment of Term Loans with the proceeds of Refinancing Debt shall be applied solely to each applicable tranche of the Indebtedness being refinanced). Amounts prepaid on account of the Term Loans may not be reborrowed.

Section 2.18. Mitigation Obligations; Replacement of Lenders. (a) If the Borrower is required to pay any additional amount or indemnification payment to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender, such designation, assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense (other than immaterial costs and expenses) and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at such time, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c) Each party hereto agrees that (a) an assignment required pursuant to this Section 2.18 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.19. Certain Fees.
(a) The Borrower shall pay to the Administrative Agent the fee set forth in that certain Administrative Agent Fee Letter dated as of March 17, 2020 between the Administrative Agent and the Borrower at the time set forth therein in immediately available funds.
(b) The Borrower shall pay to the Administrative Agent for the account of each Lender holding outstanding Delayed Draw Term Loan Commitments, a commitment fee (the “Delayed Draw Commitment Fee”) equal to (A) the average daily unused amount of the Delayed Draw Term Loan Commitments of such Lender times (B) 0.15% per annum. All fees referred to in this Section 2.19(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on March 31, 2020, on June 30, 2020 and on the Delayed Draw Commitment Termination Date of the applicable Delayed Draw Term Loan Commitments.
(c) The Borrower shall pay on the Closing Date to each Lender, as compensation for providing the Closing Date Term Loans and the Delayed Draw Term Loan Commitments, an upfront fee (the “Upfront Fees”) in an amount equal to 0.50% of the sum of such Lender’s (x) Closing Date Term Loans actually funded on the Closing Date and (y) Delayed Draw Term Loan Commitments as of the Closing Date. The Upfront Fees shall be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.
(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent as provided herein and in the Administrative Agent Fee Letter. Once paid, none of the Fees shall be refundable under any circumstances.

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Section 2.20. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent and each Lender (and their respective banking Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower against any and all of any such overdue amounts owing to such Lender (or any of such banking Affiliates) or the Administrative Agent under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document; provided that each Lender agrees promptly to notify the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application; provided, further, that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Administrative Agent agree promptly to notify the Borrower after any such set-off and application made by such Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Administrative Agent under this Section 2.20 are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.21. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower, the Lenders shall be entitled to immediate payment of such Obligations.

Section 2.22. Defaulting Lenders(a) . (a) Anything herein to the contrary notwithstanding, no Defaulting Lender shall be entitled to receive any fees accruing pursuant to Section 2.19 during the period that such Lender is a Defaulting Lender (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).
(b)  Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender with respect to the Term Loan Facility under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a Escrow Account until the termination of the Facility and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: First to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent, second to the payment of the default interest and then current interest due and payable to the Lenders which are Non-Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders and fifth after the termination of the Facility and payment in full of all obligations of the Borrower, to pay amounts owing

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under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(c) If the Borrower and the Administrative Agent agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the Escrow Account), such Lender shall purchase at par such portions of outstanding Term Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Term Loans on a pro rata basis in accordance with their respective applicable Delayed Draw Term Loan Commitments and/or Closing Date Term Loan Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.23. Incremental Term Loans.
(a) Borrower Request. The Borrower may, by written notice to the Administrative Agent from time to time, request an increase to the existing Term Loan Facility (the commitments thereunder, the “Incremental Commitments”) in an amount not less than $50,000,000 individually and not to exceed the applicable Incremental Amount from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their sole discretion; provided that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 10.02. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the proposed Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations (each provider of the Incremental Commitments referred to herein as an “Incremental Lender”); provided that any existing Lender approached to provide all or a portion of the proposed Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.
(b) Conditions. Any Incremental Commitments shall become effective as of the applicable Increase Effective Date; provided that:
(i) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of such Increase Effective Date (both before and after giving effect thereto and, in the case of each Borrowing of Term Loans pursuant to Incremental Commitments, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case, such representations and warranties shall be true and correct in all material respects as of such date; provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Borrowing of Term Loans;
(ii) no Default or Event of Default shall have occurred and be continuing or would result from the Borrowings to be made on such Increase Effective Date; provided, for the avoidance of doubt, that no Default or Event of Default in respect of Section 6.03 shall have occurred and be

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continuing nor result from the making of such Borrowing on and as of the applicable Increase Effective Date, without giving effect to any Asset Coverage Ratio Cure Period;
(iii) after giving effect to the incurrence of such Incremental Commitments, the Aggregate Exposure with respect to all Lenders shall not exceed $4,000,000,000; and
(iv) the Borrower shall have duly executed and delivered to the Administrative Agent a Short Form Mortgage granting first priority Liens and security interests in any additional Pool Assets required to maintain compliance with Section 6.03 (subject to Liens permitted under Section 6.01(a)) in favor of the Administrative Agent, for the benefit of the Lenders, and shall have caused such Short Form Mortgage to be filed with the FAA in order to perfect the Liens on such additional Pool Assets, and a stamped version thereof will be provided to the Administrative Agent and no later than 2 business days after the applicable Increase Effective Date (or such longer period that is reasonably acceptable to the Administrative Agent) the Borrower shall register the International Interest in connection with the applicable Short Form Mortgage with the International Registry.
(c) Terms of Incremental Commitments. The terms and provisions of Term Loans made pursuant to the Incremental Commitments shall be identical to the existing Term Loans. For the avoidance of doubt, Term Loans made in respect of Incremental Commitments made in reliance on this Section 2.23 are intended to be fully fungible with the Closing Date Term Loans and any Delayed Draw Term Loans. Prior to any funding of Term Loans pursuant to Incremental Commitments, the Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03 with respect to such Borrowing.
The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Incremental Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Term Loans made pursuant to Incremental Commitments made pursuant to this Agreement.

Section 3.
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to make Term Loans hereunder, the Borrower represents and warrants as follows:

Section 3.01. Organization and Authority. (a) The Borrower and each of its Material Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization and are duly qualified and in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, (b) the Borrower has the requisite corporate or limited liability company power and authority to effect the Transactions, and (c) the Borrower and each of its Material Subsidiaries have all requisite power and authority and the legal right to own or lease and operate their properties, and to conduct their business as now or currently proposed to be conducted. On the Closing Date, the Borrower has no Material Subsidiaries.

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Section 3.02. Air Carrier Status. The Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

Section 3.03. Due Execution. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party (a) are within its corporate powers, have been duly authorized by all necessary corporate action, including the consent of shareholders where required, and do not (i) contravene the charter or by-laws of the Borrower, (ii) violate any applicable law (including, without limitation, the Exchange Act) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower which would not reasonably be expected to have a Material Adverse Effect or (iii) conflict with or result in a breach of, constitute a default under, or create an adverse liability or rights under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or any of its properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect and (ii) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect. Each Loan Document has been duly executed and delivered by the Borrower. This Agreement is, and each of the other Loan Documents to which the Borrower is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04. Financial Statements; Material Adverse Change.
(a) The Borrower has furnished to the Administrative Agent on behalf of the Lenders copies of the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019, reported on by Ernst & Young LLP. Such financial statements present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof and for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited financial statements). Documents required to be delivered pursuant to this Section 3.04(a) which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K, shall be deemed delivered to the Administrative Agent and the Lenders on the date such documents are made so available.
(b) Except as disclosed in (i) the Borrower’s current report on Form 8-K, dated March 10, 2020, and (ii) the Borrower’s current report on Form 8-K, dated March 13, 2020 (in each case, including exhibits and other information incorporated by reference therein, but excluding any disclosures included therein to the extent they are predictive or forward-looking in nature), since December 31, 2019, there has been no Material Adverse Change.

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Section 3.05. Use of Proceeds. The proceeds of the Term Loans shall be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including the repayment of Indebtedness and the payment of fees and transaction costs as contemplated hereby and as referred to in Section 2.19), and no part of the proceeds of any Term Loan will be used for any purpose which would violate, or be inconsistent with, any of the margin regulations of the Board.

Section 3.06. Litigation and Compliance with Laws.
(a) There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties (including any Pool Assets), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that are likely to have a Material Adverse Effect or (ii) that purport to, or could reasonably be expected to, affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent or the Lenders thereunder or in connection with the Transactions.
(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each of its Material Subsidiaries are currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their business and ownership of their property (including compliance with all applicable Environmental Laws governing their business), and (ii) none of the Borrower or its Subsidiaries has (x) become subject to any Environmental Liability, or (y) received written notice of any pending or, to the knowledge of the Borrower, threatened claim with respect to any Environmental Liability.

Section 3.07. Investment Company Act. The Borrower is not, and is not required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.08. ERISA. No Termination Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect.

Section 3.09. Title to Pool Assets(a) . The Borrower and each of its Material Subsidiaries own all of the Pool Assets which are owned or used in connection with their business, except to the extent that such failure would not reasonably be expected to have a Material Adverse Effect.

Section 3.10. Payment of Taxes. Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings and the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves therefor in accordance with GAAP or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.11. Economic Sanctions.
(a) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or such Subsidiary (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by the United States (including but not limited to OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority

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(collectively, “Sanctions”), nor is the Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.
(b) No Specified Person will use any proceeds of the Term Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of funding, financing or facilitating the activities of or with any Person or in any country or territory that, at the time of such financing, is the subject of Sanctions, except to the extent licensed by OFAC or otherwise authorized under U.S. law.
(c) The Borrower, its Subsidiaries, and to the knowledge of the Borrower, the respective officers and directors of the Borrower and such Subsidiary are in compliance in all material respects with applicable Sanctions and will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance with such laws.

Section 3.12. Anti-Corruption Laws. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, the directors, officers, agents, and employees of the Borrower and its Subsidiaries are in compliance in all material respects with all applicable anti-corruption laws. The Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
Section 4.
CONDITIONS OF LENDING

Section 4.01. Conditions Precedent to Effectiveness and Funding of the Closing Date Term Loans. The effectiveness of this Agreement and the obligation of the Lenders to make the Closing Date Term Loans are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:
(a) Supporting Documents. The Administrative Agent shall have received with respect to the Borrower:
(i) a copy of the Borrower’s certificate of incorporation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;
(ii) a certificate of the Secretary of State of the state of the Borrower’s incorporation, dated as of a recent date, as to the good standing of the Borrower (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;
(iii) a certificate of the Secretary or an Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower or an authorized committee thereof authorizing the Borrowings hereunder and the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, (C) that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of

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the Borrower as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)); and
(iv) an Officer’s Certificate from the Borrower certifying (A) as to the accuracy in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms is made as of a different specified date, in which case such representation or warranty shall be or was true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date), in each case before and after giving effect to the Transactions and (B) as to the absence of any Default or Event of Default occurring and continuing on the Closing Date before and after giving effect to the Transactions.
(b) Credit Agreement. The Borrower shall have duly executed and delivered to the Administrative Agent this Agreement.
(c) [Reserved].
(d) Opinions of Counsel. The Administrative Agent, and the Lenders shall have received:
(i) a written opinion of David S. Cartee, Associate General Counsel for the Borrower, in a form reasonably satisfactory to the Administrative Agent; and
(ii) a written opinion of Davis Polk & Wardwell LLP, special New York counsel to the Borrower, in a form reasonably satisfactory to the Administrative Agent.
(e) Payment of Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Lenders, as applicable, the Fees as referred to in Section 2.19(a) and (c), and all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys’ fees of Simpson Thacher & Bartlett LLP) for which invoices have been presented at least one (1) Business Day prior to the Closing Date, or the Borrower shall have authorized that such Fees and expenses be deducted from the proceeds of the initial funding under the Closing Date Term Loans.
(f) Representations and Warranties. All representations and warranties of the Borrower contained in this Agreement and the other Loan Documents executed and delivered on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Transactions.
(g) No Default. Before and after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing on the Closing Date.
(h) Patriot Act. The Lenders shall have received at least three (3) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested at least ten (10) days prior to the Closing Date.

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(i) Notice. The Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03 with respect to the Borrowing of Closing Date Term Loans.
(j) Short-Form Aircraft Mortgage. The Borrower shall have duly executed and delivered to the Administrative Agent a short-form aircraft mortgage (the “Short Form Mortgage”) granting first priority Liens and security interests in the Pool Assets (subject to Liens permitted under Section 6.01(a)) in favor of the Administrative Agent, for the benefit of the Lenders, and shall have caused such Short Form Mortgage to be filed with the FAA in order to perfect the Liens on the Pool Assets, and a stamped version thereof will be provided to the Administrative Agent. For the avoidance of doubt, no legal opinions with respect to collateral or FAA matters in connection with the Short Form Mortgage will be required on the Closing Date.
The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.

Section 4.02. Conditions Precedent to the Funding of Each Delayed Draw Term Loan. The obligation of the Lenders to make each Delayed Draw Term Loan on the applicable Delayed Draw Funding Date is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:
(a) Notice. The Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03 with respect to such Borrowing.
(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents (other than the representations and warranties set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct in all material respects on and as of each Delayed Draw Funding Date (both before and after giving effect thereto and, in the case of each Borrowing of Delayed Draw Term Loans, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case, such representations and warranties shall be true and correct in all material respects as of such date; provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Borrowing of Delayed Draw Term Loans.
(c) No Default. On each Delayed Draw Funding Date, no Default or Event of Default shall have occurred and be continuing nor result from the making of the requested Borrowing of Delayed Draw Term Loans and the application of proceeds thereof; provided, for the avoidance of doubt, that no Default or Event of Default in respect of Section 6.03 shall have occurred and be continuing nor result from the making of such Borrowing on and as of the date of such Borrowing, without giving effect to any Asset Coverage Ratio Cure Period.
(d)  Capacity. The amount of the requested Delayed Draw Term Loans shall not exceed the remaining amount of the Delayed Draw Term Loan Commitment then in effect.
The request by the Borrower for, and the acceptance by the Borrower of, each of the Delayed Draw Term Loans hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied at that time.

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Section 5.
AFFIRMATIVE COVENANTS
From the date hereof and for so long as the Delayed Draw Term Loan Commitments remain in effect and any principal of or interest on any Term Loan remain outstanding, the Borrower agrees to:
Section 5.01. Financial Statements, Reports, etc. Deliver to the Administrative Agent on behalf of the Lenders:
(a) Within ninety (90) days after the end of each fiscal year, the Borrower’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Borrower to be audited for the Borrower by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (without a “going concern” or like qualification or exception and without any more qualification or exception as to the scope of such audit, except for any such qualification solely as a result of (x) an impending debt maturity within twelve (12) months of the Term Loan Facility under this Agreement or (y) a potential inability to satisfy any financial covenant) and to be certified by a Responsible Officer of the Borrower to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Documents required to be delivered pursuant to this clause (a) which are made publicly available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K, shall be deemed delivered to the Lenders on the date such documents are made so available;
(b) Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, the Borrower’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Documents required to be delivered pursuant to this clause (b) which are made publicly available via EDGAR, or any successor system of the SEC, in the Borrower’s Quarterly Report on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available;
(c) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Responsible Officer of the Borrower (in substantially the form of Exhibit A) (i) certifying that, to the knowledge of such Responsible Officer, no Event of Default has occurred, or, if, to the knowledge of such Responsible Officer, such an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the provisions of Sections 6.03 and 6.04;
(d) prompt written notice of any Termination Event that has occurred, or is reasonably expected to occur, to the extent such Termination Event would constitute an Event of Default under Section 7.01(l);

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(e) promptly after a Responsible Officer of the Borrower obtains knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect, notification thereof;
(f) (i) on the date on which any Investment Property that is not listed on a national securities exchange is initially included as Additional Pool Assets, an Officer’s Certificate from the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the book value of such Investment Property as of the last day of the month most recently ended, together with all supporting documents with respect to such Investment Property as the Administrative Agent may reasonably request and (ii) at any time thereafter that any Investment Property that is not listed on a national securities exchange shall be included as Additional Pool Assets, concurrently with any delivery of financial statements under clause (a) or (b) above in respect of each fiscal quarter of the Borrower, an Officer’s Certificate from the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the book value of such Investment Property as of the last day of such fiscal quarter, together with all supporting documents with respect to such Investment Property as the Administrative Agent may reasonably request; and
(g) if an Event of Default has occurred and is continuing, any subsequent Appraisal Report reasonably requested by the Administrative Agent or the Required Lenders, in each case as soon as reasonably practicable after receipt by the Borrower of such request.
Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information delivered pursuant to this Section 5.01 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.delta.com (to the extent such information has been posted or is available as described in such notice). Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.
Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower as “PUBLIC”, (ii) such notice or communication consists of copies of the Borrower’s public filings with the SEC or (iii) such notice or communication has been posted on the Borrower’s website on the Internet at http://www.delta.com.

Section 5.02. Existence. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except (a) if such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) as otherwise permitted in connection with (i) sales of assets not restricted by Section 6.05 or (ii) mergers, liquidations and dissolutions permitted by Section 6.02.

Section 5.03. Insurance. Maintain with financially sound and reputable insurance companies, insurance of such types and in such amounts (after giving effect to any self-insurance) as is customary in the United States domestic airline industry for major United States air carriers having both substantial domestic and international operations or otherwise in the Borrower’s ordinary course of

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business and consistent with past practice, except to the extent that the failure to maintain such insurance could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. Except to the extent otherwise permitted hereunder, in its reasonable business judgment, keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition (ordinary wear and tear and damage by casualty and condemnation excepted), except where the failure to keep such property in good working order and condition would not have a Material Adverse Effect.

Section 5.05. Obligations and Taxes. Pay, and cause each of its Material Subsidiaries to pay, all its and their material obligations promptly and in accordance with their terms, and pay and discharge promptly all taxes, assessments, governmental charges, levies or claims imposed upon it or upon its income or profits or in respect of its property, before the same shall become more than ninety (90) days delinquent, except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and each of its Material Subsidiaries shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (ii) the Borrower and its Material Subsidiaries shall have set aside on their books adequate reserves therefor in accordance with GAAP.

Section 5.06. Notice of Event of Default, etc. Promptly upon knowledge thereof by a Responsible Officer of the Borrower, give to the Administrative Agent notice in writing of any Default or Event of Default.

Section 5.07. Access to Books and Records. Maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrower and provide the Administrative Agent and its representatives and advisors reasonable access to all such books and records (subject to requirements under any confidentiality agreements, if applicable), as well as any appraisals of the Pool Assets, during regular business hours, in order that the Administrative Agent may upon reasonable prior notice and with reasonable frequency, but in any event, so long as no Event of Default has occurred and is continuing, no more than one (1) time per year, examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Administrative Agent and its respective representatives and advisors to confer with the officers of the Borrower and representatives (provided that the Borrower shall be given the right to participate in such discussions with such representatives) of the Borrower, all for the purpose of verifying the accuracy of the various reports delivered by the Borrower to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice to the Borrower, permit the Administrative Agent and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and to conduct examinations of and to monitor the Pool Assets, in each case at the expense of the Borrower (provided that the Borrower shall not be required to pay the expenses of more than one (1) such visit a year unless an Event of Default has occurred and is continuing); provided, however, that (a) any such inspection of Aircraft (i) shall be limited to the Pool Assets, (ii) shall be a visual, walk-around inspection and (iii) may not include opening any panels, bays or the like and (b) no exercise of any inspection rights provided for in this Section 5.07 shall interfere with the normal operation or maintenance of any Aircraft by, or the business of, the Borrower.

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Section 5.08. Compliance with Laws. Comply, and cause each of its Material Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance with anti-corruption laws and Sanctions.

Section 5.09. FAA and DOT Matters; Citizenship. (a) Maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (b) at all times hereunder be a United States Citizen; and (c) maintain at all times its status at the FAA as an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Parts 119 and 121 as currently in effect or as may be amended or recodified from time to time. Except as specifically permitted herein, possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents which are material to the operation, consistent with the conduct of its business and operations as currently conducted, of any Pool Assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.10. Post-Closing Items.(a)  (a) By the Appraisal Delivery Date, submit to the Administrative Agent (for distribution to the Lenders) the Initial Appraisal Report and such Initial Appraisal Report shall demonstrate that, on the date of delivery of such Initial Appraisal Report, the Borrower shall be in compliance on a pro forma basis with Section 6.03. The Borrower may from time to time cause to be delivered subsequent Appraisal Reports if it believes that any affected Pool Asset has a higher Appraised Value than that reflected in the most recent Appraisal Report delivered.
(b) (i) No later than 14 days after the Closing Date (or such longer period that is reasonably acceptable to the Administrative Agent; provided that in the event of any disruptions to the ordinary course operations of the FAA, including as a result of any technical difficulties or other delays, this deadline will be extended in a manner to be mutually agreed by the Borrower and the Administrative Agent), the Borrower shall (A) execute and deliver the Mortgage Related Amendments and (B) cause to be provided to the Administrative Agent (x) a customary New York law legal opinion with respect to the enforceability of, and creation of the security interests under, the Short Form Mortgage as amended by the Mortgage Related Amendments and (y) a customary FAA opinion covering the filing of the Short Form Mortgage as amended by the Mortgage Related Amendments with the FAA and the International Registry and the perfection of the first priority mortgage on the Pool Assets and (ii) no later than 2 business days after the Closing Date (or such longer period that is reasonably acceptable to the Administrative Agent) the Borrower shall register the International Interest in connection with the Short Form Mortgage with the International Registry; provided that (x) for the avoidance of doubt, the Borrower will have the right to replace or exchange any Pool Assets and/or add Additional Pool Assets as contemplated by Section 10.08(f) and (y) the Liens on any disposed Pool Assets shall be automatically released upon the consummation of such disposition, so long as the Borrower is in compliance with Section 6.05, and the Administrative Agent shall be authorized to take, and shall take, any actions requested by the Borrower or otherwise deemed appropriate in order to effect the foregoing. The Borrower and the Administrative Agent shall be permitted, without the consent of any other Lender, to effect such amendments to this Agreement and the other Loan Documents as are mutually agreed between the Borrower and the Administrative Agent in order to incorporate customary mortgage provisions and operational covenants consistent with the Borrower’s past practices (such amendments, the “Mortgage Related Amendments”).

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Section 6.
NEGATIVE COVENANTS
From the date hereof and for so long as the Delayed Draw Term Loan Commitments and any principal of or interest on any Term Loan remain outstanding, the Borrower will not:

Section 6.01. Liens on the Pool Assets. As of the Appraisal Delivery Date,
(a) Incur, create, assume or suffer to exist (or permit any Subsidiary to incur, create, assume or suffer to exist) any Lien upon or with respect to the Pool Assets, or enter into any arrangement (or permit any Subsidiary to enter into any arrangement) with any Person that would materially negatively impact the value of any Pool Asset realizable by any third party or assign any right to receive the proceeds from the sale, transfer or disposition of any of the Pool Assets, or file or authorize the filing with respect to any of the Pool Assets of any financing statement naming the Borrower or any Subsidiary as debtor under the UCC or any similar notice of Lien naming the Borrower or any Subsidiary as debtor under any similar recording or notice statute (including, without limitation, any filing under Title 49, United States Code, Section 44107), other than:
(i) Liens for taxes, assessments or governmental charges or claims that (x) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor or (y) are not yet delinquent;
(ii) Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;
(iii) Restrictions arising under this Agreement;
(iv) Liens constituting normal operational usage of the affected property, including leases, subleases, use agreements, swap agreements, charter, third party maintenance, storage, leasing, pooling or interchange thereof; and
(v) Liens imposed by law such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (x) are not overdue for a period of more than thirty (30) days, provided that no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect thereto, or (y) are being contested in good faith and for which adequate reserves are established in accordance with GAAP.
(b) Enter into or suffer to exist (or permit any Subsidiary to enter into or suffer to exist) any agreement prohibiting or conditioning the creation or assumption of any first priority Lien upon any Pool Asset to secure Indebtedness or other obligations of the Borrower or of any Subsidiary of the Borrower that holds Pool Assets.

Section 6.02. Merger, etc.
(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) unless:

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(i) immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing;
(ii) the Borrower is the surviving corporation or, if otherwise, (x) such other Person or continuing corporation (the “Successor Company”) is a corporation or other entity organized under the laws of a state of the United States and (y) such Successor Company is a U.S. certificated air carrier; and
(iii) in the case of a Successor Company, the Successor Company shall (A) execute, prior to or contemporaneously with the consummation of such transaction, such agreements, if any, as are in the reasonable opinion of the Administrative Agent, necessary to evidence the assumption by the Successor Company of liability for all of the obligations of the Borrower hereunder and the other Loan Documents and (B) cause to be delivered to the Administrative Agent and the Lenders such legal opinions (which may be from in-house counsel) as any of them may reasonably request in connection with the matters specified in the preceding clause (A) and (C) provide such information as each Lender or the Administrative Agent reasonably requests in order to perform its “know your customer” due diligence with respect to the Successor Company.
Upon any consolidation or merger in accordance with this Section 6.02(a) in any case in which the Borrower is not the surviving corporation, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such Successor Company had been named as the Borrower herein. No such consolidation or merger shall have the effect of releasing the Borrower or any Successor Company which theretofore shall have become a successor to the Borrower in the manner prescribed in this Section 6.02(a) from its liability with respect to any Loan Document to which it is a party.
(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

Section 6.03. Asset Coverage Ratio. Permit at any time the ratio (the “Asset Coverage Ratio”) of (i) the Appraised Value of the Pool Assets to (ii) the aggregate principal amount of all Term Loans and Delayed Draw Term Loan Commitments then outstanding to be less than 1.25 to 1.00 (the “Asset Coverage Test”), provided that if, (A) upon delivery of an Appraisal Report pursuant to this Agreement and (B) solely with respect to determining compliance with this Section 6.03 and Section 6.05 as a result thereof, it is determined that the Borrower shall not be in compliance with this Section 6.03, the Borrower shall, within sixty (60) days of the date of such Appraisal Report (an “Asset Coverage Ratio Cure Period”), (1) designate Additional Pool Assets as additional Pool Assets in accordance with Section 6.05(a) (including the modification of Schedule 6.05 to reflect such designation) to the extent that, after giving effect to such designation, the Appraised Value of the Pool Assets, based on the most recently delivered Appraisal Report with respect to assets already constituting Pool Assets and based on an Appraisal Report performed at (or relatively contemporaneously with) the time of such addition with respect to assets being added to Pool Assets, shall satisfy the Asset Coverage Test or (2) prepay the Term Loans in accordance with Section 2.12(a) and/or terminate Delayed Draw Term Loan Commitments in accordance with Section 2.11 in an amount sufficient to enable the Borrower to comply with this Section 6.03.

Section 6.04. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio at the end of any quarterly financial reporting period to be less than 1.25 to 1.00.

Section 6.05. Disposition of Pool Assets. Convey, sell, lease, transfer or otherwise dispose of (or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of), whether voluntarily or involuntarily (it being understood that loss of property due to theft, destruction, confiscation, prohibition on use or similar event shall constitute a disposal for purposes of this covenant),

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or remove or substitute (or permit any Subsidiary to remove or substitute), any Pool Asset (or any engine included in the Pool Assets unless such engine is replaced by another working engine or engines of comparable value, assuming half-time condition) or agree (or permit any Subsidiary to agree) to do any of the foregoing in respect of the Pool Assets at any future time, except that:
(a) so long as no Event of Default exists, the Borrower or any of its Subsidiaries may replace a Pool Asset with an Additional Pool Asset of the Borrower or any Subsidiary (and Schedule 6.05 shall be modified to reflect such replacement), provided that (x) such replacement shall be made on at least a dollar-for-dollar basis based upon (A) in the case of the asset being removed from the Pool Assets, the Appraised Value of such Pool Asset (as determined by the most recently delivered Appraisal Report with respect to such Pool Asset) and (B) in the case of the asset being added to the Pool Assets, the Appraised Value of such asset (as determined by an Appraisal Report performed at (or relatively contemporaneously with) the time of such replacement) and (y) prior to effecting the replacement, the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent certifying compliance with Section 6.01 and this Section 6.05 and attaching to such certificate an Appraisal Report; and
(b) so long as no Event of Default exists or would result therefrom, the Borrower or any of its Subsidiaries owning a Pool Asset may remove an asset from the Pool Assets (and Schedule 6.05 shall be modified to reflect such removal), provided that (x) after giving effect to such removal, the Appraised Value of the remaining Pool Assets (as determined by an Appraisal Report of all Pool Assets performed at (or relatively contemporaneously with) the time of such removal) shall satisfy the Asset Coverage Test, and (y) prior to effecting the removal, the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent certifying that, and providing calculations demonstrating that, after giving effect to such removal, the Appraised Value of the Pool Assets shall satisfy the Asset Coverage Test, and otherwise certifying compliance with this Section 6.05 and attaching to such certificate Appraisal Report of all Pool Assets obtained in connection with such removal.
Section 7.
EVENTS OF DEFAULT

Section 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):
(a) any representation or warranty made by the Borrower in this Agreement or in any other Loan Document shall prove to have been false or misleading in any material respect when made and such representation, to the extent capable of being corrected, is not corrected within thirty (30) days after the earlier of (A) a Responsible Officer of the Borrower obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or
(b) default shall be made in the payment of (i) any Fees or interest on the Term Loans and such default shall continue unremedied for more than five (5) Business Days, (ii) any other amounts payable hereunder when due (other than amounts set forth in clauses (i) and (iii) hereof), and such default shall continue unremedied for more than ten (10) Business Days, or (iii) any principal of the Term Loans, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or
(c) default shall be made by the Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 6 hereof (subject to the Borrower’s right to cure non-compliance with the covenant contained in Section 6.03 as described therein); or

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(d) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and, other than with respect to Section 5.10, such default shall continue unremedied for more than thirty (30) days from the earlier of (i) a Responsible Officer having knowledge of such default and (ii) written notice to the Borrower from the Administrative Agent of such default; or
(e) (i) failure by the Borrower or any Material Subsidiary to pay any principal of or interest on any Material Indebtedness when due (or, where permitted, within any applicable grace period), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise and such default continues unremedied for five (5) Business Days after such due date or applicable grace period or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided, however, that if any such failure, breach or default shall be waived or cured (as evidenced by a writing from such holder or trustee) then, to the extent of such waiver or cure, the Event of Default hereunder by reason of such failure, breach or default shall be deemed likewise to have been thereupon waived or cured; or
(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(g) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
(h) the Borrower or any Material Subsidiary admits in writing its inability to pay its debts; or
(i) [reserved]; or
(j) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower, or the Borrower shall so assert in any pleading filed in any court; or
(k) any final judgment in excess of $200,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance less any applicable deductible and as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any of its Material Subsidiaries and the enforcement thereof shall not have been stayed, vacated, satisfied, discharged or bonded pending appeal within sixty (60) consecutive days; or

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(l) any Termination Event that could reasonably be expected to result in a Material Adverse Effect shall have occurred;
then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may (with the consent of the Required Lenders), and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Delayed Draw Term Loan Commitments; (ii) declare the Term Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Term Loans and other Obligations together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders. In case of any event with respect to the Borrower described in clause (f) or (g) of this Section 7.01, the actions and events described in (i) and (ii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.17(b).
Section 8.
THE AGENTS

Section 8.01. Administration by Agents. (a) Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b) It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02. Rights of Administrative Agent. Any institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the institution serving as the Administrative Agent hereunder in its individual capacity. Such institution and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such institution were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Liability of the Administrative Agent.
(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, (i) the Administrative Agent

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shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08 or in the other Loan Documents) and (iii) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the institution serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent will believe in good faith shall be necessary, under the circumstances as provided in Section 10.08 and the final paragraph of Article 7) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, and (iv) the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, or similar law now or hereafter in effect.
(b) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(c) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the

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negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.04. Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand the Administrative Agent for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower (except such as shall result from its gross negligence or willful misconduct).

Section 8.05. Successor Agents. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (provided no Event of Default has occurred and is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), in consultation with the Borrower, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. For the avoidance of doubt, whether or not a successor Administrative Agent has been appointed, the retiring Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice of resignation on the Resignation Effective Date. With effect from the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
Section 8.06. Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their

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Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.07. Advances and Payments.
(a) On the date of each Term Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Term Loan to be made by it in accordance with its Closing Date Term Loan Commitment or Delayed Draw Term Loan Commitment, as applicable, hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the NYFRB Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.
(b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.18, 2.19, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.17(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

Section 8.08. Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Term Loan Facility, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Term Loans as a result of which the unpaid portion of its Term Loans is proportionately less than the unpaid portion of the Term Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Term Loans and its participation in Term Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding, as the principal amount of its Term Loans prior to the obtaining of such payment was to the principal amount of all Term Loans outstanding, prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders under the Term Loan Facility share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Term Loan acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.

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Section 8.09. Other Agents. No Agent (other than the Administrative Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no such Agent shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 8.10. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

Section 8.11. Certain ERISA Matters(a) . (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and

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covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.
[RESERVED]
Section 10.
MISCELLANEOUS
Section 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail (other than to the Borrower, unless agreed by the Borrower in its sole discretion) pursuant to procedures approved by the Administrative Agent), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail (other than to the Borrower, unless agreed by the Borrower in its sole discretion), as follows:
(i) if to the Borrower, to it at Delta Air Lines, Inc., 1030 Delta Boulevard, Atlanta, GA 30354, Attention of: (x) Treasurer, Dept. 856, Telecopier No.: (404) 715-3110, Telephone No.: (404) 715-5993 and (y) Chief Legal Officer, Dept. 971, Telecopier No.: (404) 715-2233, Telephone No.: (404) 715-2191;
(ii) if to JPMCB as Administrative Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, DE 19713, Attention: Matthew Reed, Telephone No.: +1-302-634-4648, Email: matthew.p.reed@chase.com, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of: Cristina Caviness (Email Address: cristina.caviness@jpmorgan.com); and
(iii) if to any Lender, to it at its address (or telecopy number) set forth in its administrative questionnaire in a form as the Administrative Agent may require.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other

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communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as permitted by Section 6.02(a)) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A) the Administrative Agent; provided that no consent of the Administrative Agent shall be required if the assignee is a Lender or an Affiliate of a Lender; and
(B) the Borrower; provided that no consent of the Borrower shall be required for an assignment (i) if an Event of Default under Section 7.01(b), Section 7.01(f) or Section 7.01(g) has occurred and is continuing or (ii) if the assignee is a Lender or an Eligible Affiliate Assignee; provided further, that the Borrower will be deemed to have consented to any assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;
(ii) Assignments shall be subject to the following additional conditions:
(A) any assignment of any portion of the Delayed Draw Term Loan Commitments or Term Loans shall be made to an Eligible Assignee;
(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Delayed Draw Term Loan Commitments or Term Loans, the amount of such Delayed Draw Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and after giving effect to such assignment, the portion of the Delayed Draw Term Loan Commitments or Term Loans held by the assigning Lender shall not be less than $1,000,000, in each case unless the Borrower and the Administrative Agent otherwise consent, provided that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;
(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

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(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent (unless otherwise agreed); and
(E) the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(iv) The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).
(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower and Administrative Agent (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all outstanding Term Loans and in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 8.04 or 10.04(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Delayed Draw Term Loan Commitments and Term Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Delayed Draw Term Loan Commitments, Term Loans or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Delayed Draw Term Loan Commitments, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(f), 2.16(g), 2.16(h) and 2.18 as though it were a Lender.

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(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant are advised of and agree to be bound by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

Section 10.03. Confidentiality. Each Lender and each Agent agrees to keep any information delivered or made available by or on behalf of the Borrower to it confidential, in accordance with its customary procedures, from anyone other than persons employed or retained by such Lender or Agent who are or are expected to become engaged in evaluating, approving, structuring or administering the Term Loans, and who are advised by such Lender or Agent of the confidential nature of such information; provided that nothing herein shall prevent any Lender or Agent from disclosing such information (a) to any of its Related Parties and their respective agents, legal counsel, auditors and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, and the applicable Lender or Agent shall be responsible for compliance by such Persons with such obligation) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including in connection with any audit or examination by a bank examiner exercising examination or regulatory authority over such Lender or Agent), (d) which has been publicly disclosed other than as a result of a disclosure by any Lender or Agent which is not permitted by this Agreement, (e) in connection with any litigation to which any Lender or Agent, or their respective Affiliates may be a party to the extent reasonably required, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) with the Borrower’s consent, (h) to any nationally recognized rating agency that requires access to information about a Lender or Agent’s investment portfolio in connection with ratings issued with respect to such Lender or Agent and (i) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(i)). If any Lender or Agent is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower under clauses (b) or (e) of this Section, such Lender or Agent will, to the extent permitted by law, provide the Borrower with prompt notice, to the extent reasonable, so that the Borrower may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section. In addition, any Lender or Agent may disclose information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

Section 10.04. Expenses; Indemnity; Damage Waiver(a) . (a) (i) The Borrower shall pay or reimburse: (A) all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers (limited in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP, as counsel to the

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Administrative Agent) associated with the syndication of the credit facility provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and (in the case of the Administrative Agent) any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (B) all fees and out-of-pocket expenses of the Administrative Agent and the Lenders (limited in the case of legal fees and expenses, to one (1) outside counsel to the Administrative Agent and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel to all such similarly situated affected parties)) in connection with the enforcement of the Loan Documents.
(ii) The Borrower shall pay or reimburse all reasonable fees and reasonable expenses of the Administrative Agent and the Appraisers incurred in connection with the Administrative Agent’s (x) periodic appraisals and (y) other monitoring of Pool Assets as allowed hereunder.
(iii) All payments or reimbursements pursuant to the foregoing clauses (a)(i) and (ii) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.
(b) The Borrower shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited in the case of legal fees and expenses, to one (1) outside counsel to all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel to all such similarly situated affected Indemnitees)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) in connection with clauses (i) and (ii) above, any Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related to or asserted against the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from the material breach of the obligations of such Indemnitee under the Loan Documents or the gross negligence or willful misconduct of such Indemnitee or (y) arise from disputes solely among the Indemnitees (other than any dispute involving claims against any Person in its capacity as an Agent or similar role hereunder) that do not involve an act or omission by the Borrower or any of its Subsidiaries. For the avoidance of doubt, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Indemnitee. This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the Administrative Agent such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability

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or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d) To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof (other than in respect of such damages incurred or paid by an Indemnitee to a third party).

Section 10.05. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.05. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.06. No Waiver. No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.07. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 10.08. Amendments, etc.
(a) Except as set forth in Sections 2.09, Section 2.23 and 5.10 or as otherwise set forth in this Agreement, no modification, amendment or waiver of any provision of this Agreement, and

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no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the prior written consent of:
(i) each Lender directly and adversely affected thereby (A) increase the Delayed Draw Term Loan Commitment of any Lender or extend the Delayed Draw Commitment Period (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the termination date of the Delayed Draw Term Loan Commitment of a Lender), or (B) reduce the principal amount of any Term Loan or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.08), or extend any date for the payment of principal, interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower’s obligations hereunder or (B) amend, modify or waive any provision of Sections 2.17(b) or (e); and
(ii) all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders or (B) amend this Section 10.08 that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent or modify the percentage of the Lenders required in the definition of Required Lenders.
(b) No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent.
(c) No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Term Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower unless signed by the Borrower.
(d) Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders, then the Borrower may replace any non-consenting Lender in accordance with Section 10.02; provided that such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)); (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Delayed Draw Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Delayed Draw Term Loans and the outstanding Term Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders), (iii) notwithstanding anything to the contrary herein, any Extension Agreement effected in accordance with Section 2.22 may be made without the consent of the Required Lenders and (iv) if the Administrative Agent and the Borrower shall have jointly identified any ambiguity, mistake, typographical error or other obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents (including the exhibits and schedules thereto), then the Administrative Agent and the

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Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.
(e) In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended with the written consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrower and the lenders providing the relevant Replacement Term Loans (as defined below) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower (x) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder (any such amendment, a “Refinancing Amendment”) and (y) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margins for such Replacement Term Loans shall not be higher than the Applicable Margins for such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest Term Loan Maturity Date in effect immediately prior to such refinancing. The effectiveness of (and the borrowing under) any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01(f) (other than the representations and warranties set forth in Sections 3.04(b) and 3.06(a)) and 4.01(g) (it being understood that all references to the making or borrowing of Term Loans or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Refinancing Amendment) and such other conditions as the parties thereto shall agree.
(f) In addition, notwithstanding anything to the contrary contained in Section 10.08, the Borrower may from time to time deliver to the Administrative Agent an updated Schedule 6.05 to replace the then-existing Schedule 6.05 in connection with (x) any disposition, transfer or removal by the Borrower or any Subsidiary of the Borrower of any Pool Asset pursuant to Section 6.05 or (y) any designation of Additional Pool Assets as Pool Assets as contemplated by the definition of Additional Pool Assets set forth in Section 1.01 hereof.

Section 10.09. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.10. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.11. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the

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Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any other amount payable under this Agreement is outstanding. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof.

Section 10.12. Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other hand. The parties hereto acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions

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between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, affiliates, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 10.16. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write down and conversion powers of the applicable Resolution Authority.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.
BORROWER:

DELTA AIR LINES, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Delta Credit Agreement – 364-Day Term Loan Facility]

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JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:
Name:
Title:

[Signature Page to Delta Credit Agreement – 364-Day Term Loan Facility]

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[•],
as a Lender

By:
Name:
Title:

[for Lenders requiring two signature blocks]

By:
Name:
Title:

[Signature Page to Delta Credit Agreement – 364-Day Term Loan Facility]

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